                                                             EXHIBIT 99(a)(5)(K)


                                                              January 15, 2003
CONFIDENTIAL

Westfield America Limited Partnership
11601 Wilshire Boulevard
12th Floor
Los Angeles, CA  90025

Attention: Mark Stefanek

                                  Re: LONESTAR

Ladies and Gentlemen:

                  Deutsche Bank AG, Cayman Islands Branch ("DB AG") and UBS AG, Stamford Branch ("UBS") (collectively, the "INITIAL LENDERS") are pleased to provide Westfield America Limited Partnership ("WALP") with our several financing commitments ("each a COMMITMENT", and collectively, the "COMMITMENTS") for a six month (subject to extensions as provided in the Term Sheet referenced below) term credit facility in an aggregate amount of up to US$550 million (the "FACILITY"), subject to (i) WALP's acceptance of this Commitment Letter; (ii) satisfaction of the terms and conditions set forth in the Term Sheet attached hereto as EXHIBIT A and incorporated herein by reference; and (iii) the additional terms and conditions otherwise set forth herein and the Fee Letters referenced below.

                  In connection with the Facility, Deutsche Bank Securities Inc. and UBS Warburg LLC are pleased to act as the co-lead arrangers and joint book running managers (collectively, the "CO-LEAD ARRANGERS"), UBS Warburg LLC is pleased to act as syndication agent (the "SYNDICATION AGENT"), and DB AG is pleased to act as administrative agent (the "AGENT").

                  Subject to the satisfaction of the conditions contained in this Commitment Letter, including, without limitation, the coordinated and concurrent closing of each Commitment, each of DB AG and UBS severally commits to lend up to one-half of the Facility, each on the terms and conditions referred to herein and in the attached Exhibits.

                  Capitalized terms used but not otherwise defined herein have the meanings set forth in the Term Sheet.



                  1. COMMITMENT CONDITIONS. This Commitment and the funding of the Facility prior to the Termination Date (as defined below) are subject to satisfaction of the following conditions precedent, and such other conditions precedent as are customary for transactions of this type, all as determined by Initial Lenders and Co-Lead
Arrangers:

                  (a) The formation of the Westfield Acquisition Vehicle as a bankruptcy remote single purpose entity wholly owned, directly or indirectly, by WALP (together with WALP, the "BORROWER").

                  (b) Approval of all aspects of the Lonestar Acquisition and the principal documents governing the Lonestar Acquisition.

                  (c) Approval of the organizational structure, control provisions and organizational documents of the Borrower, Guarantor, Westfield Acquisition Vehicle and the Westfield Acquisition Vehicle's principal subsidiaries and joint ventures, including any entity in which Westfield Acquisition Assets will be held and, if applicable, the Lone Star Newco and the Lone Star OP (such entities are referred to collectively as the "BORROWER PARTIES").

                  (d) Concurrent closing of the Lone Star Acquisition;

                  (e) The preparation, execution and delivery of loan documentation, opinions of Borrower's counsel covering such matters as Initial Lenders may require in good faith, and all other contracts, instruments, addenda and documents deemed necessary by Initial Lenders to evidence the Facility ("LOAN DOCUMENTS"). In preparing the Loan Documents, Initial Lenders and Administrative Agent will give due consideration to the terms of the credit agreement entered into by WALP and Deutsche Bank Trust Company Americas with regard to WALP's existing $245 million credit facility (the "GROWTH CREDIT AGREEMENT"), subject to appropriate underwriting factors applicable to this transaction and the results of Lender's due diligence.

                  (f) The absence of (i) any change, occurrence, or development that could, in the good faith opinion of Administrative Agent or Initial Lenders, have a material adverse effect on the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower, the Guarantor or the Westfield Acquisition Assets;

                  (g) Satisfaction with the results of all legal, business, and financial due diligence; including (i) all aspects of the Westfield Acquisition Assets, and the Westfield Acquisition Vehicle's acquisition thereof; (ii) all material contracts and agreements of the Borrower Parties; and (iii) tax, REIT, ERISA, and other regulatory matters affecting the Borrower Parties.

                  (h) The absence of any events which would constitute a default under the Loan Documents, including any material inaccuracy of any representations and warranties made by any Borrower Party in the Loan Documents.

                                       2
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                  (i) Delivery of such consents and approvals as may be
necessary or appropriate to consummate the transactions contemplated herein.

                  (j) Payment of all Agreed Fees (as defined below) and expenses as provided herein.

                  (k) The absence of any default by WALP or its affiliates under this Commitment Letter.

                  (l) Full compliance of the proposed transaction with Regulation U and all other applicable bank regulations.

                  (m) The Loan Documents shall have been fully executed and delivered by the Borrower Parties and all conditions precedent to the closing of the Facility as contemplated herein shall have been fully satisfied (collectively, the "CLOSING" and the date upon which the Closing occurs, the "CLOSING DATE") no later than July 14, 2003 (the "TERMINATION DATE").

                  2. SYNDICATION AND COOPERATION. Initial Lenders may assign all or any of their portion of the Commitments to additional Lenders, before or after Closing. DBSI (either directly or through its affliates) and UBS Warburg LLC (in such capacity, the "SYNDICATORS") will manage all aspects of the syndication, including the timing of all offers to potential Lenders and the acceptance of commitments, the amounts offered and the compensation provided. Syndicators will consult with WALP concerning the syndication, but all final decisions regarding same shall be made by Syndicators. Syndicators and each Lender shall have the right, before or after the Closing, to sell, assign, syndicate, participate, or transfer any portion of the Facility and the Loan Documents to one or more investors (other than any direct competitor of WALP or any of its affiliates that is a nationally recognized publicly-traded regional shopping mall company). Whether prior to or after the Closing, WALP agrees to take all actions as Syndicators may reasonably request to assist Syndicators in forming a syndicate acceptable to them. WALP's assistance in forming such a syndicate shall include but not be limited to: (i) making its senior management and representatives and senior management and representatives of the Guarantor available to participate in informational meetings with potential Lenders at such times and places as Syndicators may reasonably request; (ii) using its reasonable efforts to ensure that the syndication efforts benefit from its lending relationships; and (iii) providing Syndicators with all information that currently exists or could reasonably be obtained and is reasonably deemed necessary to successfully complete the syndication.




                  Syndicators, Co-Lead Arrangers, Initial Lenders and each other Lender, if any, may freely discuss the Facility contemplated hereby and any other potential transactions with any and all of its affiliates, any prospective lender or participant, and may freely disclose to any such affiliate, prospective lender or participant any and all information at any time provided to Agent or any other Lender by or on behalf of Borrower, Guarantor, or any of their subsidiaries or



                                       3
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affiliates. It is understood and agreed that any such disclosure shall be subject to customary confidentiality provisions reasonably acceptable to you.

                  3. FEES. WALP agrees to pay the fees set forth in the separate fee letters (the "FEE LETTERS") dated the date hereof with Initial Lenders and Agent in accordance with the terms of the Fee Letters (the "AGREED FEES"). The effectiveness of this Commitment is subject to WALP's payment of (i) the Initial Underwriting Fee specified in the Fee Letters in immediately available funds on or before the Expiration Date specified below; and (ii) the Second Underwriting Fee and Final Underwriting Fee at the times and subject to the conditions specified in the Fee Letters.

                  4. INDEMNIFICATION; EXPENSES. WALP agrees to indemnify and hold harmless Agent, Co-Lead Arrangers, the Syndication Agent, each Lender and each of the other Indemnified Persons identified and as set forth in the indemnification provisions attached as Exhibit B hereto (the "INDEMNIFICATION PROVISIONS") and hereby made a part hereof as though fully set forth herein.

                  In further consideration of the issuance of this Commitment Letter, and recognizing that in connection herewith Co-Lead Arrangers and Initial Lenders are incurring substantial costs and expenses in connection with the documentation of the Commitments and the Facility, due diligence, syndication, and underwriting with respect to the proposed Facility, including, without limitation, fees and expenses of counsel, transportation, duplication and printing, third party consultant costs, and search fees, WALP agrees to pay such reasonable out-of-pocket, third party costs and expenses (whether incurred before or after the date hereof), regardless of whether any loan documentation is entered into, the Closing occurs, or the transactions contemplated hereunder are consummated; provided, however, that if the Closing does not occur solely as a result of Initial Lenders' default under the terms of this Commitment Letter, then all such costs and expenses shall be borne by Initial Lenders and Co-Lead Arrangers, as applicable.

                  5. DISCLOSURE. WALP agrees that this Commitment Letter is for its confidential use only and will not be disclosed by WALP to any person other than its investors, affiliates, accountants, attorneys and other advisors, and then only on a "need to know" basis in connection with the Facility and on a confidential basis. Notwithstanding the foregoing, following its acceptance hereof, and subject to the following sentence, WALP and its affiliates may: (i) make public disclosure of the existence of the Commitments, (ii) file a copy of this Commitment Letter in any public record in which it is required by law to be filed, (iii) make such other public disclosures of the terms and conditions hereof as WALP is required by law to make; and (iv) disclose this Commitment Letter or the terms hereof to any party to the Lone Star Acquisition and to the employees, officers, directors, accountants, attorneys and other advisors of any such party, to the extent required in the Lone Star Acquisition Agreement. Except as required by law,



                                       4
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WALP shall not issue any press release or similar public disclosure related to the Facility without the prior written consent of Initial Lenders (such consent shall not be unreasonably withheld).

                  WALP represents and warrants that (i) all information that has been or will hereafter be made available by WALP or any of its representatives in connection with the Facility to Co-Lead Arrangers, Initial Lenders, any Lender, any potential Lender, or any of their representatives (collectively, the "LENDER PARTIES"), is and will be, to the best of its knowledge, complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, taken as a whole, not misleading in light of the circumstances under which such statements were or are made and (ii) all financial projections, if any, that have been or will be prepared by WALP, Guarantor, or any of their representatives and made available to the Lender Parties in connection with the financing contemplated hereby have been or will be prepared in good faith based upon reasonable assumptions. WALP agrees to supplement the information and projections from time to time prior to the Closing so that the representations and warranties contained in this paragraph remain complete and correct.

                  6. EXPIRATION AND TERMINATION OF COMMITMENT. This Commitment shall: (i) expire if not countersigned and returned to the undersigned prior to the Expiration Date; and (ii) terminate if the Closing does not occur prior to the Termination Date. WALP's obligations under Sections 3, 4, and 5 relating to fees, indemnification, costs and expenses and confidentiality shall survive the expiration or termination of this Commitment and the provisions in Section 2 relating to syndication shall survive the Closing and shall have the same force and effect as if incorporated directly in the Facility Credit Agreement.

                  7. MISCELLANEOUS: The following provisions shall be applicable both to this Commitment Letter and to the Fee Letters.

                       RELIANCE ON INFORMATION. In undertaking the Commitments, Initial Lenders are relying and will continue to rely, without independent verification, thereof, on the accuracy of the information furnished to us by WALP and Guarantor, or on their behalf, and the representations and warranties made by WALP herein. We may also rely on any publicly available information issued or authorized to be issued by Borrower, the Guarantor, or any of their subsidiaries or affiliates. We have no obligation to investigate, and have not undertaken any independent investigation of, any information or materials, public or otherwise, made available by Borrower, Guarantor, or any of their subsidiaries or affiliates. The obligations of Initial Lenders under this Commitment Letter and of any Lender that issues a portion of the Commitments for the Facility are made solely for the benefit of the Borrower and may not be relied upon or enforced by any other person or entity.

                       COMPLETE AGREEMENT; WAIVERS AND OTHER CHANGES TO BE IN WRITING. This Commitment Letter supersedes all previous negotiations, agreements and other understandings



                                       5
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relating to the Facility, including, without limitation, previous discussions regarding the terms contained on the attached Exhibits. Please note, however, that the terms and conditions to be set forth in the Loan Documents are not limited to those set forth herein or in the attached Exhibits. Those matters that are not covered or made clear herein or in the attached Exhibits are subject to mutual agreement of the parties. No alteration, waiver, amendment or supplement of or to this Commitment Letter or the Fee Letters shall be binding or effective unless the same is set forth in a writing signed by a duly authorized representative of each party hereto or thereto.

                       POWER, AUTHORITY AND BINDING EFFECT. Each of the parties hereto represents and warrants to each of the other parties hereto that (i) it has all requisite power and authority to enter into this Commitment and the Fee Letters and (ii) each of this Commitment Letter and the Fee Letters has been duly and validly authorized by all necessary corporate action on the part of such party, has been duly executed and delivered by such party and constitutes a legally valid and binding agreement of such party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally.

                       TIME OF ESSENCE. Time shall be of the essence whenever and wherever a date or period of time is prescribed or referred to in this Commitment.

                       GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL. This Commitment shall be governed by and construed in accordance with the laws of the State of New York.

                       EACH PARTY HERETO IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM, ACTION, SUIT OR PROCEEDING ARISING OUT OF THIS COMMITMENT OR THE TRANSACTIONS OR THE MATTERS CONTEMPLATED BY THIS COMMITMENT. EACH PARTY HEREBY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL AND NEW YORK COURTS LOCATED IN THE CITY OF NEW YORK IN CONNECTION WITH ANY DISPUTE RELATED TO THIS COMMITMENT, THE TRANSACTIONS CONTEMPLATED BY THIS COMMITMENT OR ANY MATTERS RELATED TO THIS COMMITMENT. IN THE EVENT OF LITIGATION, THIS LETTER MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

                       NO RIGHTS OR LIABILITY. Neither this Commitment Letter nor the Fee Letters creates, nor shall any of them be construed as creating, any rights enforceable by a person or entity not a party hereto, except as provided in the indemnification provisions. WALP, on behalf of itself and each other Borrower Party, acknowledges and agrees that: (i) none of the Lender Parties is, nor shall any one of them be construed as, a fiduciary or agent of any Borrower Party or any other person and shall have no duties or liabilities to any such person's equity holders or creditors by virtue of this Commitment Letter or the Fee Letters, all of which are



                                       6
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hereby expressly waived; (ii) none of the Lender Parties shall have any liability (including, without limitation, liability for any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements resulting from any negligent act or omission of any of them), whether direct or indirect, in contract, tort or otherwise, to Borrower, Guarantor or any other Borrower Party (including, without limitation, their respective equity holders and creditors) or any other person for or in connection with this Commitment Letter, the Fee Letters or the Facility, except that a claim in contract for actual direct damages directly and proximately caused by (A) a breach of any contractual obligation expressly set forth in any written agreement signed by the party against which enforcement of such claim is sought or (B) the gross negligence or willful misconduct of any Indemnified Person, shall not be impaired hereby; and (iii) the Initial Lenders were induced to enter into this Commitment Letter and the Fee Letters by, inter alia, the provisions in Sections 3, 4, and 7 herein.



                       NO LIABILITY FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES. No party hereto shall ever be liable for any special, indirect or consequential damages or, to the fullest extent that a claim for punitive damages may lawfully be waived, for any punitive damages on any claim (whether founded in contact, tort, legal duty or any other theory of liability) arising from or related in any manner to this Commitment Letter or the negotiation, execution, administration, performance, breach, or enforcement of this Commitment Letter or the instruments and agreements evidencing, governing or relating to the Facility contemplated hereby or any amendment thereto or the consummation of, or any failure to consummate, the Facility or any act, omission, breach or wrongful conduct in any manner related thereto.

                       COUNTERPARTS. This Commitment Letter may be executed in one or more counterparts, each of which shall constitute an original, and all of which together shall constitute one and the same agreement. Delivery of an executed counterpart of this Commitment Letter by facsimile shall be effective as delivery of a manually executed counterpart of this Commitment Letter.



                                       7
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                       CERTAIN UNDEFINED TERMS. Due to the sensitive nature of
some of the information associated with the Lone Star Acquisition, that term and various other related terms have not been specifically defined in this Commitment Letter. Following the issuance of a press release by WALP with regard to the proposed Lone Star Acquisition, the parties agree to promptly revise this Commitment Letter to define such terms and clarify any related matters.



                                       8
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                  Please evidence WALP's acceptance of the provisions of this
Commitment, including, without limitation, the attached Exhibits, by (i) signing the enclosed copy of this Commitment Letter; (ii) signing the Fee Letters; and
(iii) returning the signed Commitment Letter and Fee Letters to the undersigned, together with payment of the Initial Underwriting Fee, at or before 5:00 P.M. (New York City time) on January 15, 2003 (the "EXPIRATION DATE"), the time at which the Commitments (if not so accepted prior thereto) will expire.

                                    Very truly yours,

                                    DEUTSCHE BANK AG, CAYMAN ISLANDS BRANCH

                                    By: /s/ Steven P. Lapham
                                        ------------------------
                                    Name: Steven P. Lapham
                                          ----------------------
                                    Its:  Director
                                          ----------------------

                                    UBS AG, STAMFORD BRANCH

                                    By: /s/ David A. Juge
                                          ----------------------
                                    Name: David A. Juge
                                          ----------------------
                                    Title: Managing Director
                                          ----------------------

                                    By:  /s/ Oliver Trumbau
                                         -----------------------
                                    Name: Oliver Trumbau
                                          ----------------------
                                    Title: Director
                                          ----------------------



ACCEPTED this __day
of January, 2003

WESTFIELD AMERICA LIMITED PARTNERSHIP, a Delaware limited partnership

By:      WESTFIELD AMERICA, INC., a
         Missouri corporation, its
         General Partner

         By: /s/ Mark Stefanek
            ---------------------------
         Name: Mark Stefanek
              -------------------------
         Title: CFO and Treasurer
              -------------------------



                                       9

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                                    EXHIBIT A
                                   TERM SHEET

BORROWER:                     Westfield America Limited Partnership ("WALP") and
                              a newly created, bankruptcy remote, single purpose entity wholly owned, directly or indirectly, by WALP ("Westfield Acquisition Vehicle")(WALP and
                              Westfield Acquisition Vehicle are referred to hereinafter, collectively, as "Borrower").
                              Westfield Acquisition Vehicle shall own directly or indirectly 100% of all the assets to be allocated to Westfield (referred to hereinafter as the "Westfield Acquisition Assets") in connection with the Lone Star stock acquisition ("Lone Star
                              Acquisition"). In the event the acquisition of the Westfield Acquisition Assets is structured through a synthetic partnership with Simon Properties and the Minority Holders, the transaction (the
                              "Alternative Structure") shall comply with the additional terms set forth in ATTACHMENT A hereto.


GUARANTOR:                    Westfield America Inc. ("Guarantor") shall provide
                              an unconditional guaranty of all obligations incurred by the Borrower under the Facility.

FACILITY AMOUNT:              Up to US$550 million, subject to reduction based
                              on the percentage of the shares actually acquired and allocated to Westfield in connection with the Lone Star Acquisition.

FACILITY:                     An interim, term facility to be fully funded (the
                              amount funded, the "Funded Amount"), upon satisfaction of all conditions precedent, at closing. Upon payment or prepayment no portion of the Facility may be re-borrowed.

PURPOSE: Proceeds from the Facility shall be used to finance the direct or indirect acquisition of the Westfield Acquisition Assets.

TERM: Six months from the Closing Date, subject to extension as provided below.



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EXTENSION:                    Two (2) six-month extensions upon satisfaction of
                              customary conditions, including the following: (i) payment of the extension fee specified below; (ii) no event of default, or uncured monetary default, default under any negative covenant, or other material non-monetary default ; (iii) prepayment of the Facility so the principal balance is no greater than 85% of the Funded Amount on the first extension date, and the principal balance is no greater than 50% of the Funded Amount on the second extension date; (iv) ratification of the transaction by all guarantors and pledgors.


INTEREST RATE:                The Applicable Margin plus, at the Borrower's
                              election, one, two, three or six-month LIBOR calculated on an actual/360 day basis. During the initial term the Applicable Margin shall be 2.50%, during the first extension period, the Applicable
                              Margin shall be 3.00%, and during the second extension period, the Applicable Margin shall be 3.50%. The Credit Agreement shall contain customary provisions for an Alternative Base Rate equal to the Applicable Margin plus the greater of prime or the federal funds rate plus 50 basis points. Notwithstanding the foregoing, during the first three (3) loan months, Borrower may only select one month LIBOR.

                              In no event will interest accrue at less than 3.90% per annum during the initial term, 4.40% per annum during the first extension period, and 4.90% per annum during the second extension period.


EXTENSION FEE:                Each term extension option shall be subject to the
                              payment of an extension fee equal to 0.25% multiplied by the outstanding principal amount of the Facility on the respective extension date.


RECOURSE:                     The Facility shall be fully recourse to the
                              Borrower and Guarantor.


SECURITY:                     Lenders shall receive a pledge of WALP's ownership
                              interest in Westfield Acquisition Vehicle


VOLUNTARY REPAYMENTS:         The Borrower shall be permitted to repay all or a
                              portion of the Facility at any time without penalty, subject to LIBOR breakage costs and customary administrative procedures.

MANDATORY REPAYMENTS:         The Borrower shall be required to repay the
                              principal amount of the Facility: (i) dollar for dollar in the amount of 100% of net proceeds
                              (without duplication) from any debt or equity issuances by Westfield America Trust ("WAT"),
                              Guarantor (including issuances to WAT , and net proceeds from such issuances shall include sums contributed to Guarantor by WAT from debt or equity issuances by WAT), Borrower or any of Borrower's subsidiaries (the "Borrower Related
                              Parties"); provided however that the following shall be exempt from the mandatory prepayment requirement: (A) the acquisition of additional
                              Capital Stock of WEA by Westfield America Trust pursuant to the Stock Subscription Agreement dated as of May 29, 1998; (B) customary dividend reinvestment activities with respect to WAT, WALP and WEA pursuant to customary documents relating thereto (as approved by Initial Lenders); and (C) construction loans incurred in conjunction with the redevelopment of existing properties (and in the ordinary course of the business activities) of the Borrower Related Parties; (D) prepayments required pursuant to the Growth Credit Agreement
                              (defined below); and (E) the issuance of operating partnership interests by WALP as consideration for the acquisition of additional properties; and (ii) dollar for dollar in the amount of 100% of net proceeds allocable (directly or indirectly) to Westfield Acquisition Vehicle, after payment of applicable sums due under the relevant senior loan documents, including applicable release payments, from the sale, refinancing, or other specified disposition of the Westfield Acquisition Assets.


INFORMATION:                  The Guarantor and Borrower shall provide the
                              Administrative Agent, Co-Lead Arrangers, and the
                              Lenders such additional information as shall be reasonably requested by them.

REPRESENTATIONS AND           Customary for facilities of this type.
  WARRANTIES:



AFFIRMATIVE COVENANTS:        Customary for facilities of this type.

NEGATIVE COVENANTS:           Customary for facilities of this type, including
                              but not limited to the following:

                              1. Limitations on additional Indebtedness. Westfield Acquisition Vehicle shall not incur indebtedness other than the Loan.

                              2. Limitations on distributions. Neither WALP nor Guarantor shall make dividends or distributions (i) during any period in which an event of default remains outstanding or
                                    (ii) in the aggregate, during any period of four consecutive quarters, in excess of 100% of "FFO"; provided however, that in the case of clause (ii) and non-monetary events of default, WALP and Guarantor may make distributions to the extent (but only to the extent) necessary to maintain REIT status. So long as an event of default under the Loan Documents remains uncured, the Westfield Acquisition Vehicle shall not be permitted to make any dividends or distributions to its members. Distributions in respect of the sale, refinancing, or other specified disposition of the Westfield Acquisition Assets shall be subject to the mandatory payment provisions set forth above.

                              3. Amendments. No amendment to organizational documents of the Borrower or Guarantor except as otherwise specifically permitted under the Loan Documents (clarifications, modifications to permit issuance of more capital stock, modifications which have no substantive effect on Lenders).

                              4.    Conduct of Business. All transactions
                                    between the Borrower, Guarantor, and their affiliates shall be conducted on a basis no less favorable to the Borrower or Guarantor than an arm's length transaction would be.

                              5.    Transfers and Mergers. Without Initial
                                    Lenders' prior written consent: (i) except in situations where no Change of Control shall occur (to be defined in the Credit Agreement), WALP and Guarantor shall not consolidate or merge with any Person and shall not sell, assign, lease or otherwise dispose of substantially all of its properties; (ii) Westfield Acquisition Vehicle shall not enter into any merger, consolidation, reorganization or liquidation and shall not sell, assign, lease or otherwise dispose of substantially all of its properties; (iii) transfers of interests in Westfield Acquisition Vehicle shall not be permitted unless at all times WALP directly or indirectly owns and controls 100% of the ownership interests in Westfield Acquisition Vehicle and other customary conditions to such transfer (notice, absence of default, approval of applicable organizational documents, etc.) are satisfied.


WESTFIELD ACQUISITION       Customary for facilities of this type, including
 VEHICLE FINANCIAL          but not limited to the following types of covenants
 COVENANTS:                 (in each case exclusive of the Facility):



                              1.    Minimum Interest Coverage Ratio.

                              2.    Minimum Fixed Charge Coverage Ratio.

                              3.    Maximum Total Leverage Ratio.

                              4.    Maximum Secured Leverage Ratio.

                              5.    Minimum Net Worth.

                              6.    Minimum Debt Yield Ratio.

GUARANTOR FINANCIAL           Guarantor financial covenants shall consist of the
 COVENANTS:                   following and shall apply to the Consolidated
                              Guarantor Group (on a consolidated basis including
                              WALP and its subsidiaries):


                                (a) Sum of Guarantor Unrestricted Cash and
                              Guarantor Cash Equivalents plus the amount of unused availability under the WALP Secured Line of Credit shall be maintained in an amount of at least $25,000,000 as measured on the last day of each calendar quarter;

                                (b) Total Guarantor Debt shall not exceed 65% of
                              Guarantor Capitalized Value at any time;


                                (c) Ratio of Guarantor EBITDA to Guarantor
                              Interest Expense for the twelve (12) month period ending on the last day of each calendar quarter shall not be less than 1.85 to 1:00;


                                (d) Ratio of Guarantor Adjusted EBITDA to
                              Guarantor Fixed Charges for the twelve (12) month period ending on the last day of each calendar quarter shall not be less than 1.50x;


                                (e) Guarantor Shareholders' Funds shall not be
                              less than $1,250,000,000 as measured on the last day of each calendar quarter.


                                (f) Guarantor shall maintain a minimum ratio of
                              Adjusted EBITDA to Consolidated Indebtedness of 12.50%


                                (g) Guarantor dividend payout ratio shall not
                              exceed the greater of (i) 100% of FFO; or (ii) the minimum amount necessary to maintain REIT status.


HEDGING REQUIREMENT:          Not less than 75% of the WALP's consolidated
                              indebtedness and any other borrowed indebtedness allocable to the Westfield Acquisition Vehicle shall be either: (i) fixed rate obligations or
                              (ii) subject to interest rate hedging
                              arrangements.




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

 EVENTS OF DEFAULT:           Customary for facilities of this type, including
                              events of default under other material
                              indebtedness of the Guarantor and its subsidiaries
                              (except to the extent, prior to Administrative
                              Agent's acceleration of the Facility, such indebtedness is repaid in full or the event of default in respect of such indebtedness is cured in accordance with the underlying loan documents).


CO-LEAD ARRANGERS'            Morrison & Foerster LLP.
 AND AGENT'S COUNSEL

GOVERNING LAW:                New York or as determined by Co-Lead Arrangers'
                              Counsel.



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



                                  ATTACHMENT A
                           ALTERNATIVE STRUCTURE TERMS

        THE FOLLOWING TERMS SHALL BE IN ADDITION TO THOSE SET FORTH IN THE ATTACHED TERM SHEET:

BORROWER:                            Westfield Acquisition Vehicle shall own
                                     directly 100% of all Westfield-related
                                     ownership interests in a newly formed,
                                     bankruptcy remote limited partnership or limited liability company ("Lone Star
                                     Newco") by and between the Westfield
                                     Acquisition Vehicle (which will own
                                     approximately a [50%] equity interest), and affiliates of The Simon Property Group
                                     ("Simon," which will own approximately a [50%] equity interest).

                                     Lone Star Newco shall own directly or
                                     indirectly all of the general partnership interest in the Lone Star operating partnership ("Lone Star OP") and all of the remaining partnership interests not held by the Minority Holders. The structure, organizational documents, and all control and management rights (including any rights held by the Minority Holders) with respect to the Lone Star Newco and the Lone Star OP shall be subject to approval by the Initial Lenders.

SECURITY:                            Lenders shall receive a pledge of
                                     Westfield Acquisition Vehicle's ownership interest in Lone Star Newco.

NEGATIVE PLEDGE                      The Loan Documents will contain such
                                     specific restrictions on Borrower's
                                     exercise of voting or approval rights
                                     under the Lone Star Newco and/or Lone
                                     Star OP organizational documents as may
                                     be necessary or appropriate to preserve
                                     Westfield Acquisition Vehicle's control
                                     over the Westfield Acquisition Assets.

MANDATORY PREPAYMENT                 The Borrower shall be required to repay
                                     the principal amount of the Facility
                                     dollar for dollar in the amounts
                                     allocable to Westfield Acquisition
                                     Vehicle from future capital raised by
                                     Lone Star Newco.

RESTRICTIONS OF DISTRIBUTIONS:       Subject to such exceptions as the Initial
                                     Lenders shall have approved in
                                     conjunction with their review and
                                     approval of the Lone Star Newco and Lone
                                     Star OP organizational documents, all
                                     distributions by Lone Star OP in respect of the Westfield Acquisition Assets shall be passed through to Westfield
                                     Acquisition Vehicle.


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

AMENDMENTS TO ORGANIZATIONAL         No amendment to organizational documents
  DOCUMENTS                          of the Lone Star Newco except as
                                     otherwise specifically permitted under
                                     the Loan Documents (clarifications,
                                     modifications which have no substantive
                                     effect on Lenders).

TRANSFERS AND MERGERS                Without Initial Lenders' prior written
                                     consent, (i) Lone Star Newco and Lone
                                     Star OP shall not consolidate or merge
                                     with any Person and shall not sell,
                                     assign, lease or otherwise dispose of
                                     substantially all of its properties; and
                                     (ii) transfers of Borrower's interests in Lone Star Newco and Lone Star OP shall not be permitted unless at all times WALP directly or indirectly owns and controls
                                     100% of such ownership interests and
                                     other customary conditions to such
                                     transfer (notice, absence of default,
                                     approval of applicable organizational
                                     documents, etc.) are satisfied.

WESTFIELD ACQUISITION VEHICLE        The covenants specified in the Term Sheet
   FINANCIAL COVENANTS:              with respect to the Westfield Acquisition
                                     Vehicle shall apply only to that portion of Westfield Acquisition Assets owned, directly or indirectly, by Westfield
                                     Acquisition Vehicle (and not to any
                                     assets allocated to Simon in connection
                                     with the Lone Star Acquisition, or any
                                     portion of the Westfield Acquisition
                                     Assets owned by third parties
                                     unaffiliated with Westfield).




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



EXHIBIT B


                           INDEMNIFICATION PROVISIONS

         Capitalized terms used and not otherwise defined herein are used with the meanings attributed thereto in the Commitment dated January 14, 2003 (the "COMMITMENT") from Deutsche Bank AG, Cayman Islands Branch ("DB AG") and UBS AG, Stamford Branch ("UBS") to Westfield America Limited Partnership ("WALP") of which these Indemnification Provisions form an integral part.

         To the fullest extent permitted by applicable law, WALP agrees that it will, and will cause each of the Borrowers, Guarantor, and the other Borrower Parties, jointly and severally, to indemnify and hold harmless each of the Lender Parties and their affiliated entities, directors, officers, employees, legal counsel, agents, and controlling persons (within the meaning of the federal securities laws)(all of the foregoing, collectively, the "INDEMNIFIED PERSONS"), from and against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements, including, but not limited to, all attorneys fees and legal costs, expenses and disbursements incurred in respect of any and all actions, suits, proceedings and investigations, directly or indirectly, caused by, relating to, based upon, arising out of or in connection with (i) the Facility, (ii) the Commitments, the Commitment Letter, and the Fee Letters, or (iii) any untrue statement or alleged untrue statement of a material fact contained in, or omissions or alleged omissions from any filing with any governmental agency or similar statements or omissions in or from any information furnished by Borrower or Guarantor or any of their subsidiaries or affiliates to any of the Indemnified Persons or any other person in connection with the Facility or the Commitment; provided, however, such indemnity agreement shall not apply to any portion of any such loss, claim, damage, obligation, penalty, judgment, award, liability, cost, expense or disbursement to the extent it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from the gross negligence or willful misconduct of any of the Indemnified Persons.

         These Indemnification Provisions shall be in addition to any liability which Borrower, Guarantor, or any other Borrower Party may have to the Indemnified Persons.

         If any action, suit, proceeding or investigation is commenced, as to which any of the Indemnified Persons proposes to demand indemnification, they shall notify WALP with reasonable promptness; provided, however, that any failure by any of the Indemnified Persons to so notify WALP shall not relieve WALP or any other Borrower Party from its obligations hereunder, except to the extent, but only to the extent, the interests of any Borrower Party are prejudiced by such failure. Agent, on behalf of the Indemnified Persons, shall have the right to retain counsel of its choice to represent the Indemnified Persons, and WALP shall, or shall cause the other Borrower Parties, jointly and severally, to pay the reasonable fees, expenses and disbursement of such counsel; and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with WALP and other Borrower Parties and any counsel designated by WALP or other Borrower Parties. Without the prior written consent of Agent, WALP shall not, and shall not permit any of the other Borrower Parties to, settle or compromise any claim, or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise or consent includes, as an unconditional term thereof, the giving by the claimant to each of the Indemnified Persons of an unconditional and irrevocable release from all liability in respect of such claim.

         Neither expiration nor termination of the Commitment shall affect these Indemnification Provisions which shall then remain operative and in full force and effect.






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